Exhibit 10.1

Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement

Executive is employed by SecureWorks Corp. a Delaware corporation, its subsidiaries, affiliates, successors and assigns (“SecureWorks”), in a position of trust and confidence. SecureWorks expects Executive to play a critical role in SecureWorks’s future business operations and desires to provide Executive with the strategic tools and commitments necessary to enable Executive to help SecureWorks achieve its long-term goals. Likewise, SecureWorks seeks to protect its sensitive, confidential and proprietary information, trade secrets and good will. Therefore, the Parties have agreed as follows:

1.            Although Executive’s employment remains at-will, if Executive’s employment is terminated by SecureWorks without Cause (as defined herein), SecureWorks will pay Executive an amount equal to twelve months’ base salary, as severance, no later than the 60th day after the Executive’s termination of employment. However, Executive will only be entitled to this amount if Executive executes and does not revoke within 7 days of execution, a Severance Agreement and Release in a form acceptable to SecureWorks within, as determined at the sole discretion of SecureWorks, either 21 days or 45 days of being presented with such an Agreement and Release. SecureWorks will have no obligation to offer or pay a severance to any Executive who resigns from SecureWorks for any reason or is terminated by SecureWorks for Cause (as defined herein), and all provisions of this Agreement, including paragraph 4a, will remain in full force and effect with respect to any such Executive.

Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code Section 409A”), then any payment under this Agreement that is considered “non-qualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment shall be made within 30 days following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (B) the date of the Executive’s death (the “Delay Period”), to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to the previous sentence shall be paid to Executive in a lump sum. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Code Section 409A and, if necessary, any such provision shall be deemed amended to comply with the Code Section 409A and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. While this Agreement is intended to comply with Code Section 409A, neither SecureWorks or any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences of your entitlements under this Agreement, including, but not limited to, under Code Section 409A.

For purposes of this agreement, “Cause” means: (a) a violation of Executive’s obligations regarding confidentiality or the protection of sensitive, confidential or proprietary information, or trade secrets; (b) an act or omission by Executive resulting in Executive being charged with a criminal offense which constitutes a felony or involves moral turpitude or dishonesty; (c) conduct by Executive which constitutes poor performance, gross neglect, insubordination, willful misconduct, or a breach of SecureWorks’s Code of Conduct or a fiduciary duty to SecureWorks or its shareholders; or (d) SecureWorks Senior Management’s determination that Executive violated state or federal law relating to the workplace environment, including, without limitation, laws relating to sexual harassment or age, sex, race, or other prohibited discrimination.

During Executive’s employment with SecureWorks, SecureWorks agrees to provide Executive with Sensitive Information (as that term is defined below) and to associate Executive with SecureWorks’s good will.

2.            “Sensitive Information” means that subset of SecureWorks confidential and proprietary information, and trade secrets that is not generally disclosed to non-management employees of SecureWorks. Sensitive Information includes, but is not limited to, the following:

a.            Technical information of SecureWorks, its customers or other third parties that is in use, planned, or under development, such as but not limited to: manufacturing and/or research processes or strategies (including design rules, device characteristics, process flow, manufacturing capabilities and yields); computer product, process and/or devices (including device specification, system architectures, logic designs, circuit implementations); software product (including operating system adaptations or enhancements, language compilers, interpreters, translators, design and evaluation tools and application programs); and any other databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions; and similar items;

b.            Business information of SecureWorks, its customers or other third parties, such as but not limited to: actual and anticipated relationships between SecureWorks and other companies; financial information (including sales levels, pricing, profit levels and other unpublished financial data); global procurement processes, strategies or information; information relating to customer or vendor relationships (including performance requirements, development and delivery schedules, device and/or product pricing and/or quantities, customer lists, customer preferences, financial information, credit information; and similar items;

c.            Personnel information of SecureWorks, such as but not limited to: information relating to employees of SecureWorks (including information related to staffing, performance, skills, qualifications, abilities and compensation); key talent information; scaling calls; organizational human resource planning information; and similar items; and

d.            Information relating to future plans of SecureWorks, its customers or other third parties, such as but not limited to: marketing strategies; new product research; pending projects and proposals; proprietary production processes; research and development strategies; potential acquisitions; and similar items.

3.            Executive agrees not to use, publish, misappropriate, or disclose any Sensitive Information, or other confidential information, proprietary information or trade secrets during or after Executive’s employment, except as required in the performance of Executive’s duties for SecureWorks or as expressly authorized in writing by SecureWorks.

4.            To protect Sensitive Information and SecureWorks’s goodwill, Executive agrees to the following restrictive covenants:

a.            While Executive is employed by SecureWorks and for the twelve-month period immediately following the end of Executive’s employment with SecureWorks, Executive will not, except as required to perform Executive’s duties for SecureWorks, in the territory where Executive is working at the time of termination of employment and any other territory where Executive is working on behalf of SecureWorks during the one (1) year preceding the conduct in question (if the conduct occurs while Executive is still employed by SecureWorks) or the termination of employment (if the conduct occurs after Executive’s termination), as applicable, perform duties or services for a Direct Competitor, whether as an employee, consultant, principal, advisor, board member or any other capacity, that are substantially similar to the duties or services Executive performed for SecureWorks at any time during the last twenty-four months of Executive’s employment with SecureWorks, or that require Executive to use, disclose or otherwise take advantage of any Sensitive Information obtained in the course of Executive’s employment with SecureWorks.

b.            While Executive is employed by SecureWorks and for the twelve-month period immediately following the end of Executive’s employment with SecureWorks, Executive will not, except as required to perform Executive’s duties for SecureWorks, solicit, divert, take away, or attempt to solicit, divert, or take away, directly or by assisting others, any business from any of SecureWorks’ customers, including actively sought prospective customers, with whom Executive had material contact during Executive’s employment for purposes of providing products or services that are competitive with those provided by SecureWorks. “Material contact” means the contact between Executive and each customer or potential customer: (a) with whom or which Executive dealt on behalf of the SecureWorks; (b) whose dealings with SecureWorks were coordinated or supervised by Executive; (c) about whom Executive obtained confidential information in the ordinary course of business as a result of Executive’s association with SecureWorks; or (d) who receives products or services authorized by SecureWorks, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within two years prior to the date of Executive’s termination.

c.            While Executive is employed by SecureWorks and for the twelve-month period immediately following the end of Executive’s employment with SecureWorks, Executive will not, except as required to perform Executive’s duties for SecureWorks, encourage (or assist another in encouraging) any supplier, business partner, or vendor of SecureWorks with whom Executive had any contact on behalf of SecureWorks within the last twenty-four months of Executive’s employment with SecureWorks or about whom Executive had any Sensitive Information to terminate or diminish its relationship with SecureWorks.

d.            While Executive is employed by SecureWorks and for the twelve-month period immediately following the end of Executive’s employment with SecureWorks, Executive will not, except as required to perform Executive’s duties for SecureWorks, directly or indirectly solicit (or assist another in soliciting) for employment, consulting, or other service engagement any employee, contractor, or consultant of SecureWorks or any person who was an employee, contractor, or consultant of SecureWorks at any time during the last twenty-four months of Executive’s employment with SecureWorks.

e.            While Executive is employed by SecureWorks and for the twelve-month period immediately following the end of Executive’s employment with SecureWorks, Executive will not, except as required to perform Executive’s duties for SecureWorks, directly or indirectly advise, assist, attempt to influence or otherwise induce or persuade (or assist another in advising, attempting to influence or otherwise inducing or persuading) any person employed by SecureWorks to end his or her employment relationship with SecureWorks.

“Direct Competitor” means any entity or other business concern that offers or plans to offer products or services that are of the type conducted, authorized, offered, or provided by SecureWorks within two years prior to Executive’s termination of employment. By way of illustration, and not by limitation, at the time of execution of this Agreement, Executive and SecureWorks agree that the following companies meet the definition of Direct Competitor: Symantec, IBM, Verizon, Fireeye, CISCO, NTT, CrowdStrike, iSight, and iDefense.

Executive understands and agrees that the foregoing list of Direct Competitors represents an example of entities which compete with SecureWorks in a material way, and are thus considered SecureWorks Direct Competitors. Executive further understands and agrees: (a) that other entities are or may become Direct Competitors based on whether they compete with SecureWorks in a material way; (b) that entities may become Direct Competitors, among other ways, as a result of SecureWorks entering a new area of business or growing in an area of business or a competitor entering a new area of business or growing in an area of business; and (c) that the above illustrative list is in no way meant to limit the definition of Direct Competitor to that list or any other finite list.

5.            Executive represents and agrees that, following the end of Executive’s employment with SecureWorks, Executive will be willing and able to engage in employment not prohibited by this Agreement. If Executive subsequently desires to pursue an opportunity prohibited by the terms of this Agreement, Executive agrees to make written request to SecureWorks’s Human Resources Senior Vice President for a modification of the restrictions contained in this Agreement prior to pursuing the opportunity, such request to include the name and address of the entity or business concern involved (if any) and the title, nature, and duties of the activity Executive wishes to pursue. Executive agrees for the twelve-month period immediately following the end of Executive’s employment with SecureWorks, Executive will disclose the existence and terms of this Agreement to any prospective employer or business partner prior to entering into an employment, partnership or other business relationship with such prospective employer or business partner. Executive further agrees that SecureWorks shall have the right to make any such prospective employer or business partner of Executive aware of the existence and terms of this Agreement.

6.            SecureWorks and Executive agree and believe that the terms of this Agreement are reasonable and do not impose a greater restraint than necessary to protect SecureWorks’s Sensitive Information, goodwill, and SecureWorks’s other legitimate business interests. If a court of competent jurisdiction holds this not to be the case, SecureWorks and Executive agree that the terms of this Agreement are severable and are hereby automatically reformed and rewritten to the extent necessary to make the Agreement valid and enforceable. SecureWorks and Executive also agree to request that the Court not invalidate or ignore the terms of this Agreement but instead to honor this provision by reforming or modifying any overbroad or otherwise invalid terms to the extent needed to render the terms valid and enforceable and then enforcing the Agreement as reformed or modified. It is the express intent of SecureWorks and Executive that the terms of this Agreement be enforced to the full extent permitted by law.

7.            Executive acknowledges and agrees that a violation of this Agreement would cause irreparable harm to SecureWorks, and Executive agrees that SecureWorks will be entitled to an injunction restraining any violation or further violation of such provisions. In this connection, Executive covenants that Executive will not assert in any proceeding that any given violation or further violation of the covenants contained in this Agreement: (i) will not result in irreparable harm to SecureWorks; or (ii) could be remedied adequately at law. SecureWorks’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity. Executive understands and agrees that if Executive violates any of the obligations set forth in this Agreement, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction.

8.            This agreement supplements Executive’s other agreements regarding the protection of SecureWorks’s sensitive, confidential or proprietary information, trade secrets and good will and only supersedes any prior agreements entitled “Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement”. No waiver of this Agreement will be effective unless it is in writing and signed by SecureWorks’s Chief Executive Officer. This Agreement may not be superseded by any other agreement between Executive and SecureWorks unless such agreement specifically and expressly states that it is intended to supersede the Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement between Executive and SecureWorks.

9.            SecureWorks and Executive agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles. Executive agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Georgia. With respect to any such court action, Executive hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state and federal courts of the State of Georgia are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

10.                    This Agreement will not be effective until you have acknowledged and agreed to the terms and conditions set forth herein by executing this Agreement in the space provided below. Once signed, please fax the Agreement to (404) 486-4400.

I have carefully read this Agreement. I understand and accept its terms. I agree that I will continue to be bound by the provisions of this Agreement after my employment with SecureWorks has ended.

Signature	Printed Name	Date
SecureWorks Executive

SecureWorks Corp.:

By:

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